                                                                    EXHIBIT 99.1

For Immediate Release
---------------------


For:      St. John Knits, Inc.
Contact:  Roger G. Ruppert
          Chief Financial Officer
          (949) 863-1171


                   ST. JOHN REPORTS SECOND QUARTER EARNINGS

     IRVINE, California, (June 9, 1999) - Bob Gray, Chairman and Chief Executive Officer of St. John Knits, Inc. (NYSE:SJK), announced today sales and earnings for the second quarter and the six month period ended May 2, 1999.

     Earnings for the second quarter were $8,267,899 compared to $9,746,448 for the same period of fiscal year 1998, a decrease of 15%, on net sales of $78,237,040, a 12% gain over the $69,805,532 reported last year. Diluted earnings per share were to $0.49 compared to $0.57 for the second quarter last year, a decrease of 14%.

     Net sales for the six month period ended May 2, 1999 were $151,625,553, a 9% increase over the $138,566,509 reported for 1998. Net income for the first six months of 1999 was $14,092,195 or $0.83 per diluted share, compared to $18,966,615, or $1.11 per diluted share last year, a decrease of 25%.

     During the second quarter, the Company incurred non-recurring expenses of approximately $1,679,000 in connection with the settlement of the Amen Wardy Home litigation and the closure of Amen Wardy Home stores located in Dallas, Palm Beach and Boston. In connection with the settlement of the litigation, Amen Wardy Home Stores LLC became a wholly owned subsidiary of St. John and the name of the entity was changed to St. John Home, LLC. The effect of these non-recurring charges was to decrease reported net income and diluted earnings per share by $990,000 and $0.06, respectively, for the second quarter and for the six month period ended May 2, 1999.

     On June 8, 1999, the Board of Directors declared a regular cash dividend of $0.025 per share, to be paid on July 22, 1999 to shareholders of record on June 24, 1999.

     The Board of Directors of St. John has called a special meeting of shareholders on June 28, 1999 to vote upon the proposed merger which is part of a series of merger transactions under which the Gray family and an affiliate of Vestar Capital Partners would acquire approximately 97% of the Company's outstanding common stock. A proxy statement dated May 26, 1999 was mailed on or about May 27, 1999 to shareholders of record on May 24, 1999. Although the Company cannot be certain whether or when any of the conditions to the transaction will be satisfied or that the

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     Company will complete the transaction, the Company expects that the transaction will close in early July.

     The Company, headquartered in Irvine, California, is a leading designer, manufacturer and marketer of women's clothing and accessories, sold principally under the St. John, Griffith & Gray and Marie Gray trade names. In addition, the Company's Retail Division operates eighteen retail boutiques and nine outlet stores. Through a wholly owned subsidiary, St. John Home, the Company also operates two home furnishing boutiques.

     SAFE HARBOR STATEMENT UNDER THE PRIVATE SECURITIES LITIGATION REFORM ACT OF
     1995:   Certain statements in this press release may be deemed to be forward-looking statements under federal securities laws, including, without limitation, the Company's statement with respect to the anticipated completion of the proposed merger transaction, and the Company intends that such forward-looking statements be subject to the safe-harbor created thereby. There are many important factors that could cause the Company's actual results to differ materially from expected results in the forward looking statements, including without limitation, the satisfaction of the conditions to the completion of the proposed merger transaction, changes in consumer demand, increased competition from other manufacturers and retailers of women's clothing, and the other risks and uncertainties described in the Company's filings with the Securities and Exchange Commission.


     ST. JOHN KNITS, INC.

     Selected Financial Information
     ------------------------------
     Unaudited


                                    Thirteen Weeks Ended                 Twenty-Six Weeks Ended
                                    --------------------                 ----------------------
                              May 2, 1999         May 3, 1998        May 2, 1999       May 3, 1998
                              -----------         -----------        -----------       -----------
Net Sales                     $78,237,040         $69,805,532        $151,625,553      $138,566,509
Gross profit                   45,280,227          40,876,251          84,839,654        80,654,340
Operating income               13,649,035          15,677,468          23,073,616        31,262,794
Income before taxes            14,053,614          16,081,564          23,904,590        31,895,025
Net income                      8,267,899           9,746,448          14,092,195        18,966,615
Diluted net income per
share                         $      0.49         $      0.57        $       0.83      $       1.11

Weighted average
common shares and
equivalents outstanding        17,006,748          17,171,117          16,982,678        17,115,348

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